EXHIBIT 99.2





               ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                  as of December 31, 1995 and 1994 and for each

              of the three years in the period ended December 31, 1995

Report of Independent Accountants





To the Board of Directors and Stockholders,
Organic Waste Technologies, Inc.:



We have audited the accompanying consolidated balance sheets of Organic Waste Technologies, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in common stock and other stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Organic Waste Technologies, Inc. and Subsidiaries' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Organic Waste Technologies, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 15 of the Notes to Consolidated Financial Statements, Organic Waste Technologies, Inc. and Subsidiaries was sold to EMCON, a public registrant, effective February 29, 1996 in a stock transaction.





                                    COOPERS & LYBRAND L.L.P.



Cleveland, Ohio
April 5, 1996

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
as of December 31, 1995 and 1994



                                                                                             1995                    1994
ASSETS                                                                                       ----                    ----
Current assets:
     Cash and cash equivalents ..............................................            $   198,716             $   168,336
     Accounts receivable, trade, net ........................................              4,306,979               3,775,405
     Accounts receivable, other .............................................                 14,905                  18,173
     Costs and estimated earnings in excess of billings on
         uncompleted contracts ..............................................                302,231                 126,960
     Inventories ............................................................                851,617                 694,482
     Prepaid expenses .......................................................                 79,712                  40,566
     Deferred income taxes ..................................................                146,414                  15,211
                                                                                         -----------             -----------
              Total current assets ..........................................              5,900,574               4,839,133
                                                                                         -----------             -----------

Property, plant and equipment:
     Buildings and equipment ................................................              3,795,732
     Field equipment and tools ..............................................              2,678,805               2,120,244
     Office equipment .......................................................                220,342                 192,656
     Vehicles ...............................................................                198,523                 220,058
     Uncompleted energy recovery systems and facilities .....................              1,289,799               3,493,773
                                                                                         -----------             -----------
                                                                                           8,183,201               6,026,731
     Less accumulated depreciation ..........................................              2,127,214               1,527,678
                                                                                         -----------             -----------
     Total property, plant and equipment, net ...............................              6,055,987               4,499,053
                                                                                         -----------             -----------


Other assets:
     Debt issuance costs, net ...............................................                124,982                 128,651
     Organization and software costs, net ...................................                  2,867                  20,331
     Deferred project procurement costs .....................................                145,647                 150,000
     Deferred income taxes ..................................................                                         41,616
     Other ..................................................................                 14,953                  16,029
                                                                                         -----------             -----------
              Total other assets ............................................                288,449                 356,627
                                                                                         -----------             -----------
              Total assets ..................................................            $12,245,010             $ 9,694,813
                                                                                         ===========             ===========


The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets, Continued
as of December 31, 1995 and 1994






LIABILITIES AND COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY                                1995              1994

Current liabilities:
     Accounts payable, trade .................................................        $  2,197,702         $  1,851,971
     Billings in excess of costs and estimated earnings
         on uncompleted contracts ............................................             376,208              391,395
     Note payable to bank ....................................................             250,000              668,969
     Current portion of subordinated and long-term debt ......................             428,572              217,499
     Due to minority stockholder of consolidated subsidiary ..................                                   10,000
     Income taxes payable ....................................................             508,360               75,000
     Accrued expenses ........................................................             853,793              652,442
                                                                                      ------------         ------------
              Total current liabilities ......................................           4,614,635            3,867,276
Long-term debt, less current portion .........................................           3,335,029            1,956,988
Subordinated long-term debt, less current portion ............................                                  300,000
Deferred income taxes ........................................................              67,063                5,476
                                                                                      ------------         ------------
              Total liabilities ..............................................           8,016,727            6,129,740
                                                                                      ------------         ------------

Commitments and contingencies

Minority interest in consolidated subsidiaries ...............................             125,467               86,440
                                                                                      ------------         ------------

Series A convertible redeemable preferred stock, $.01 par
     value; 1,360,000 shares authorized, issued and outstanding ..............           1,683,907            1,683,907
Series B convertible redeemable preferred stock, $.01 par
     value; 740,740 shares authorized, issued and outstanding ................             995,617              995,617
Series C convertible redeemable preferred stock, $.01 par
     value; 740,741 shares authorized, issued and outstanding ................             990,098              990,098
                                                                                      ------------         ------------

              Total convertible redeemable preferred stock ...................           3,669,622            3,669,622
                                                                                      ------------         ------------

Common stock and other stockholders' equity:
     Common stock,  par value  $.01/share,  at stated  value; 7,500,000 shares authorized in 1995 and 1994, 712,000 shares issued and
         outstanding in 1995 and 1994 ........................................             236,256              236,256
     Retained earnings (accumulated deficit) .................................             548,468             (211,835)
                                                                                      ------------         ------------

                                                                                           784,724               24,421

     Less treasury stock, 546,000 in 1995 and 364,507 in 1994,
         of common shares, at cost ...........................................            (351,530)            (215,410)
                                                                                      ------------         ------------

         Total common stock and other stockholders' equity ...................             433,194             (190,989)
                                                                                      ------------         ------------

         Total liabilities and common stock and other stockholders' equity ...        $ 12,245,010         $  9,694,813
                                                                                      ============         ============



The accompanying notes are an integral part of these consolidated financial statements.




ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
for the years ended December 31, 1995, 1994 and 1993



                                                                               1995                  1994                 1993

Revenues:
     Contracts ...................................................         $ 13,072,939          $ 10,292,805          $  7,331,534
     Other .......................................................            4,445,744             2,820,715             1,893,858
                                                                           ------------          ------------          ------------

              Total revenues .....................................           17,518,683            13,113,520             9,225,392

Total direct cost of revenues ....................................           13,590,180            10,911,302             7,604,575
                                                                           ------------          ------------          ------------

Gross profit .....................................................            3,928,503             2,202,218             1,620,817

Selling, general and administrative expenses .....................            2,200,614             1,535,566             1,292,518
                                                                           ------------          ------------          ------------

Income from operations ...........................................            1,727,889               666,652               328,299
                                                                           ------------          ------------          ------------

Other income (expenses):
     Interest income .............................................                1,750                 2,231                 2,859
     Interest expense ............................................             (350,860)             (126,501)              (74,768)
     Gain (loss) on sale of equipment ............................                2,032                19,441               (91,696)
                                                                           ------------          ------------          ------------

              Total other (expenses), net ........................             (347,078)             (104,829)             (163,605)
                                                                           ------------          ------------          ------------

Income before minority interest in consolidated
     subsidiaries and income taxes ...............................            1,380,811               561,823               164,694

Minority interest in consolidated subsidiaries ...................              (39,027)              (37,468)              (24,680)
                                                                           ------------          ------------          ------------

Income before provision for income taxes .........................            1,341,784               524,355               140,014
                                                                           ------------          ------------          ------------

Provision for income taxes .......................................             (566,800)              (23,649)
                                                                           ------------          ------------          ------------

         Net income ..............................................         $    774,984          $    500,706          $    140,014
                                                                           ============          ============          ============




The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Common Stock and Other Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993




                                                                               Paid-In
                                                                              Capital,       Retained
                                                                                Common       Earnings      Treasury
                                                                                 Stock   (Accumulated        Stock,
                                                                Common        Warrants        Deficit)      at Cost          Total

Balances at December 31, 1992 ...........................     $ 236,256      $   9,000      $(852,555)     $(113,706)     $(721,005)
     Net income .........................................                                     140,014                       140,014
                                                              ---------      ---------      ---------      ---------      ---------
Balances at December 31, 1993 ...........................       236,256          9,000       (712,541)      (113,706)      (580,991)
     Purchase of 214,507 shares of treasury stock .......                                                   (101,704)      (101,704)
     Expiration of common stock warrants ................                       (9,000)                                      (9,000)
     Net income .........................................                                     500,706                       500,706
                                                              ---------                     ---------      ---------      ---------
Balances at December 31, 1994 ...........................       236,256                      (211,835)      (215,410)      (190,989)
     Purchase of 181,493 shares of treasury stock .......                                                   (136,120)      (136,120)
     Net income .........................................                                     774,984                       774,984
     Dividends ..........................................                                     (14,681)                      (14,681)
                                                              ---------      ---------      ---------      ---------      ---------
Balances at December 31, 1995 ...........................     $ 236,256      $    --        $ 548,468      $(351,530)     $ 433,194
                                                              =========      =========      =========      =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
for the years ended December 31, 1995, 1994 and 1993

                                                                                        1995              1994              1993
Cash flows from operating activities:
     Net income ...........................................................       $   774,984        $   500,706        $   140,014
     Adjustments to reconcile net income to net cash provided
         by operating activities:
     Depreciation and amortization ........................................           845,569            512,708            462,852
     Deferred income taxes ................................................           (28,000)           (51,351)
     Minority interest in consolidated subsidiaries .......................            39,027             37,468             24,680
     (Gain) loss on sale of equipment .....................................            (2,032)           (19,441)            91,696
     Changes in other current assets and liabilities:
         Accounts receivable, trade, net ..................................          (531,574)        (1,277,586)        (1,042,227)
         Accounts receivable, other .......................................             3,268             18,897            (21,624)
         Costs and estimated earnings in excess of billings
              on uncompleted contracts ....................................          (175,271)           401,251           (483,086)
         Inventories ......................................................          (258,277)          (433,523)          (190,085)
         Prepaid expenses .................................................           (39,146)            24,035             (4,302)
         Accounts payable, trade ..........................................          (141,691)             6,816          1,143,961
         Billings in excess of costs and estimated earnings
              on uncompleted contracts ....................................           (15,187)           391,395             (9,740)
         Income taxes payable .............................................           433,360             75,000
         Accrued expenses .................................................           186,670            327,582            130,239
         Other, net .......................................................             1,078             (5,550)            (1,019)
                                                                                  -----------        -----------        -----------

              Net cash provided by operating activities ...................         1,092,778            508,407            241,359
                                                                                  -----------        -----------        -----------

Cash flows from investing activities:
     Purchase of property, plant and equipment ............................          (502,785)          (469,660)          (163,328)
     Proceeds from sale of equipment ......................................            48,166            135,683            195,351
     Costs incurred related to energy recovery systems and
         facilities .......................................................        (1,289,799)        (3,143,838)           (87,253)
     Proceeds from repayment of notes receivable, stockholders ............                                                  22,913
     Payment of debt issuance costs .......................................           (29,972)           (79,716)           (26,316)
     Payment of organization and software costs ...........................            (6,386)           (19,723)            (8,866)
     Payment of deferred project procurement costs ........................            (5,647)
                                                                                  -----------        -----------        -----------

         Net cash used in investing activities ............................        (1,786,423)        (3,577,254)           (67,499)
                                                                                  -----------        -----------        -----------

Cash flows from financing activities:
     Proceeds from debt ...................................................         4,868,687          4,306,440            830,083
     Payment of debt ......................................................        (3,998,542)        (1,938,271)        (1,047,005)
     Payment of amount due to minority stockholder in
         consolidated subsidiary ..........................................           (10,000)           (60,000)           (79,000)
     Payment of fees related to the issuance of Series A and B
         preferred stock ..................................................                                                  (3,000)
     Payment of fees related to the issuance of Series C
         preferred stock ..................................................                               (9,902)
     Purchase of shares of treasury stock .................................          (136,120)          (101,704)
     Proceeds from issuance of preferred stock ............................                            1,000,000
                                                                                  -----------        -----------        -----------

         Net cash provided by (used in) financing activities ..............           724,025          3,196,563           (298,922)
                                                                                  -----------        -----------        -----------

Net increase (decrease) in cash and cash equivalents ......................            30,380            127,716           (125,062)

Cash and cash equivalents at beginning of year ............................           168,336             40,620            165,682
                                                                                  -----------        -----------        -----------

Cash and cash equivalents at end of year ..................................       $   198,716        $   168,336        $    40,620
                                                                                  ===========        ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued for the years ended December 31, 1995, 1994 and 1993



                                                                                                 1995           1994         1993
Supplemental  disclosures of cash flows  information:
     Cash paid during the year for:
     Income taxes ........................................................................      $161,440
                                                                                                ========
     Interest ............................................................................      $337,469      $126,501      $ 74,768
                                                                                                ========      ========      ========
     Non-cash operating and investing activities:
     Amounts not paid and recognized in accounts payable for costs incurred related to energy recovery systems and
         facilities ......................................................................      $487,422      $262,682
                                                                                                ========      ========
     Non-cash financing activities:
         Incurrance of a  liability  to  minority  shareholder  less  $1,000 for subsidiary's  issuance  of KRI  Class B Common  Stock  related  to
              project procurement costs; see Note 5  ....................................                     $ 11,088      $149,000
                                                                                                               ========     ========
     Dividends declared and accrued ......................................................      $ 14,681
                                                                                                ========



The accompanying notes are an integral part of these consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


1.   Summary of Significant Accounting Policies:

     Company's Formation and Activities: Organic Waste Technologies, Inc. was incorporated on August 31, 1987 for the purpose of engaging in the business of constructing methane gas recovery systems primarily for the landfill industry.

     On July 5, 1989, Organic Waste Technologies, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") with Organic Waste
     Technologies, Inc., a Delaware corporation ("OWT Delaware"). Under the terms of the Merger Agreement, Organic Waste Technologies, Inc. merged into OWT Delaware, with OWT Delaware being the surviving corporation to be known as Organic Waste Technologies, Inc. (the "Company" and/or "OWT").

     On October 22, 1990, the Company acquired the remaining 49% minority interest in one of its subsidiaries valued at $13,174 in consideration for 27,000 shares of the Company's common stock. Concurrent with the transaction, the Company issued 10% of the majority-owned subsidiary's common stock to its President.

     On May 21, 1993, the Company formed a new subsidiary, Omni Gen Technologies, Inc. ("OGT"). OGT is 100% owned and operated by the Company and was formed for the purpose of engaging in the business of recovering landfill gas for conversion to alternate forms of energy and for the operation and maintenance of other completed construction contracts.

     On June 24, 1993, OGT purchased 95% of Keystone Recovery, Inc. ("KRI"). KRI constructed a 5.25 megawatt capacity electric generating facility fueled by landfill gas from a landfill site in eastern Pennsylvania (the "KRI
     Project"). In 1994, KRI entered into a twenty year agreement with Pennsylvania Power and Light for the sale of electricity produced by KRI. The KRI Project began operations in January 1995.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its Subsidiaries. All significant intercompany accounts and transactions are eliminated. Minority interests are presented under the parent company method and are not considered part of common stock and other stockholders' equity.

     Income Recognition: Profits on contracts are recorded on the basis of the Company's estimates of the percentages of completion of the individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. That portion of the total contract price is accrued which is allocable to contract expenditures incurred and work performed on the basis of the Company's estimates of the percentage of completion.

     Revisions in cost and profit estimates of contracts are reflected in the accounting period in which the facts which require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued (see Note 3).

     The work is performed primarily under fixed price contracts. The length of the contracts vary, but is typically less than one year.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


1.   Summary of Significant Accounting Policies, Continued:

     Other revenues represent non-contract revenues resulting from the sale of inventories and the short-term, month-to-month rentals of finished goods inventories. Revenues are recognized when inventories are shipped or a rental agreement is completed.

     A material part of the Company's business is with two customers. Revenues from each customer were $4,968,865 and $2,486,567 in 1995, $2,751,328 and
     $2,912,130 in 1994, and $1,542,823 and $3,442,395 in 1993. Amounts due from each customer and included in "Accounts receivable, trade, net" were $419,309 and $1,336,979 at December 31, 1995 and $271,660 and $783,792 at
     December 31, 1994.

     Inventories:   Inventories,   consisting   of  material  and  supplies  for
     construction jobs, are stated at lower of cost or market, with cost being determined on the first-in, first-out basis.

     Property, Plant and Equipment and Depreciation: Property, plant and equipment are carried at cost. Maintenance and repairs are charged to expense as incurred. Interest is capitalized during periods of construction with approximately $44,000 capitalized to property, plant and equipment during 1994. Depreciation is charged over the estimated useful lives of all depreciable assets using the straight-line method over periods ranging from 3 to 15 years. Any gains or losses on disposition are credited or charged to income. Any gains on trade-ins are reflected as an adjustment to the basis of the acquired asset, while losses on trade-ins are charged to income.

     Energy Recovery Systems and Facilities: Costs incurred to: (1) explore, drill, and equip wells and pipelines that are not yet completed for landfill gas to energy projects, including costs of topographical and geophysical studies, rights of access to properties to conduct studies, and other related expenses; and (2) acquire or construct equipment and facilities that are not yet completed and installed are capitalized and classified as "Uncompleted energy recovery systems and facilities". Upon completion, these costs will be depreciated using the straight-line method over the estimated useful life of 15 years.

     Deferred Project Procurement Costs: Costs incurred in connection with the procurement of a project, including finder's fees or other similar costs are deferred and amortized over the estimated life of the project.

     Income Taxes: In 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the use of the liability method of computing deferred income taxes, whereby deferred income taxes are recorded to reflect the income tax consequences on future years of temporary differences between the income tax and financial reporting bases of assets and liabilities as of the balance sheet date. Under the liability method, deferred income taxes are adjusted for tax rate changes as they occur. This method also provides for the current recognition of the expected income tax benefits from net operating losses if it is expected such income tax benefits are more likely than not to be realized. The effects of the adoption of SFAS No. 109 in 1993 were not material.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

1.   Summary of Significant Accounting Policies, Continued:

     Debt Issuance Costs: Debt issuance costs are associated with the issuance of the Subordinated Notes and other borrowing arrangements. These costs are being amortized on a straight-line basis over the number of years the debt is expected to be outstanding.

     Organization and Software Costs: Organization and software costs are being amortized on a straight-line basis over five years.

     Earnings Per Share: Earnings per share is not presented for the Company as it is a nonpublic company and management believes such presentation would not be meaningful.

     Cash and Cash Equivalents: The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows.

     Use of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Fair Value of Financial Instruments: Information about specific valuation techniques and related fair value is provided for in Note 6, "Debt", Note 7, "Credit Facilities" and Note 8, "Capital Transactions and Convertible Redeemable Preferred Stock". All financial instruments are carried at amounts which approximate fair value.

     New Accounting Standards: In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 introduces a fair value based method of accounting for stock-based compensation and encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments based on the new fair value accounting rules. If companies elect not to adopt the new fair value accounting rules, SFAS No. 123 requires them to provide expanded disclosures in the footnotes. As the Company has been sold, effective February 29, 1996 (see Note 15), it presently believes the requirements of this SFAS would not have a significant effect on the Company's consolidated financial statements. However, management will continue to evaluate the effects of this SFAS in 1996 and make a determination at that time as to the potential financial statement disclosure effects, if any, of this SFAS.

     In addition, in March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to these assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Although management has not evaluated the effects, if any, of this SFAS, it intends to do so in 1996 and will adopt any effects of this SFAS, if material, in its 1996 consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


1.   Summary of Significant Accounting Policies, Continued:

     Reclassifications: Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 1995 presentation. Additionally, certain amounts in the prior years' consolidated financial statements, principally the Company's convertible redeemable preferred stock, have been reclassified to conform with certain Regulation S-X provision effects as presented within the 1995 presentation.



2.   Accounts Receivable, Trade, Net:

     Accounts receivable, trade, net at December 31, consists of:

                                                      1995             1994

     Billed accounts receivable                    $4,453,653       $3,387,389
     Unbilled accounts receivable                                      409,738
                                                   ----------       ----------
                                                    4,453,653        3,797,127

     Allowance for doubtful accounts                 (146,674)         (21,722)
                                                   ----------       ----------

              Accounts receivable, trade, net      $4,306,979       $3,775,405
                                                   ==========       ==========

     Included in accounts receivable, trade, net, are retainages of $595,273 in 1995 and $379,178 in 1994.


3.   Contracts in Progress:

     Information  related to  contracts  in
     progress  as of  December  31, is as follows:

                                                       1995             1994

     Costs incurred on uncompleted contracts       $3,086,691       $4,911,686
     Estimated earnings on uncompleted contracts      323,880          770,412
                                                    ----------       ----------
                                                    3,410,571        5,682,098
     Less billings to date on uncompleted
         contracts                                  3,484,548        5,946,533
                                                   ----------       ----------

              Total                                $  (73,977)      $ (264,435)
                                                   ==========       ==========

     Included in the accompanying balance sheets on an individual contract basis are:

                                                       1995             1994

     Costs and estimated earnings in excess of
         billings on uncompleted contracts         $ 302,231        $ 126,960
     Billings in excess of costs and estimated
         earnings on uncompleted contracts          (376,208)        (391,395)
                                                   ---------         --------

              Total                                $ (73,977)       $(264,435)
                                                   =========        =========

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


3.   Contracts in Progress, Continued:

     During the first quarter of 1994, the Company experienced a significant decline in the estimated gross profits on several contracts in progress at December 31, 1993. The change in estimated gross profits resulted from delays and other difficulties caused by severe, adverse weather conditions during the period of January through March 1994. These conditions resulted in project work stoppages for approximately 30% of the normal work schedule.

     The estimated pro forma effects on the Company's financial position, revenues and net income at December 31, 1993 had these events been recognized at this date are as follows:

                                                                                                       Estimated
                                                                                     Recorded           Effects               Net

     Costs and estimated earnings in excess of billings on
        uncompleted contracts ............................................         $  528,211         $ (120,000)         $  408,211
     Revenues ............................................................          9,225,392           (120,000)          9,105,392
     Net income ..........................................................            140,014           (120,000)             20,014

4.   Accrued Expenses:

     Accrued expenses as of December 31, consist of:

                                                                                       1995                1994

     Accrued commissions and bonus .......................................         $  232,821         $  159,465
     Accrued job costs ...................................................             89,422            191,263
     Accrued required maintenance ........................................            106,671
     Accrued wages .......................................................             43,197             52,667
     Accrued workers' compensation .......................................             45,719             52,566
     Accrued warranty ....................................................             50,456             23,015
     Accrued other .......................................................            285,507            173,466
                                                                                   ----------         ----------
                                                                                   $  853,793         $  652,442
                                                                                   ==========         ==========


5.   Related Party Transactions:

     An officer of the Company was provided a loan of $36,500 at an interest rate of 9% on February 24, 1989. During 1994, the $11,088 unpaid balance of the loan was paid through an exchange of the Company's common stock owned by the officer.

     On June 24, 1993, the Earth Environmental Irrevocable Trust ("EEIT") acquired $1,000 of KRI (an OWT consolidated subsidiary) common stock in connection with the formation of KRI. EEIT is a 5% owner of KRI and does not participate in the management or operation of the Company.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


5.   Related Party Transactions, Continued:

     On August 24, 1993, OGT agreed to pay EEIT $150,000 related to project procurement costs of the KRI project ($1,000 of the total amount due was offset for the amount of KRI common stock acquired by EEIT). As of December 31, 1994, OGT had paid $49,000 in advances and $90,000 in monthly payments. The remaining $10,000 was paid during 1995.

     See Notes 11 and 15.


6.   Debt:

     Long-term debt consists of the following at December 31,:

                                                                                                          1995               1994
Note payable to a financial institution bearing interest at
    the one year treasury rate plus 3.5% (9.78% at
    December 31, 1995), collateralized by certain equipment
    of KRI and guaranteed by the Company.  (See Notes
    7 and 15.) ...............................................................................         $2,830,063

Notes payable,  banks,  fixed  interest  rates  ranging from 8.49% to 8.99%
    interest and principal payable in various installments through December
    2000, collateralized by certain field equipment ..........................................            860,380         $1,916,204

Notes payable,  finance  companies,  interest ranging from 8.90% to 18.09%, interest and principal payable in various installments through February
    1999, collateralized by certain vehicles and field equipment .............................             20,415             16,372

Capital lease obligations ....................................................................             52,743             91,911
                                                                                                       ----------         ----------
                                                                                                        3,763,601          2,024,487

Subordinated notes, 12.00%,  interest payable  quarterly and principal was due in forty-eight  monthly equal installments from January 15, 1994 to
    January 15, 1998. Amount was refinanced during 1995
    with a note payable to a bank.  (See Note 8.) ............................................                               450,000
                                                                                                       ----------         ----------
                                                                                                        3,763,601          2,474,487

Less current maturities ......................................................................            428,572            217,499
                                                                                                       ----------         ----------
                                                                                                       $3,335,029         $2,256,988
                                                                                                       ==========         ==========

     All debt instruments are carried at amounts which approximate fair value.

     The aggregate maturities for long-term debt are as follows:

     1996                                      $  428,572
     1997                                         422,048
     1998                                         431,006
     1999                                         453,059
     2000                                         446,271
     Thereafter                                 1,582,645
                                               ----------
                                               $3,763,601
                                               ==========

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued

6.   Debt, Continued:

     The Company's Convertible Note, Subordinated Note and Common Stock Warrant Purchase Agreement (the "Agreement") (see Note 8) contain certain provisions which, among other things, limit: the payment of dividends as defined in the Agreement; the purchase, redemption, or otherwise acquiring or retiring any class of the Company's common stock now or hereafter outstanding; the return of capital or distributions of assets to stockholders except for the repurchase of capital stock pursuant to a Stockholders Agreement and a Repurchase Agreement; and the maintenance of certain financial covenants.

     During 1995, the Company redeemed all of the outstanding Subordinated Notes together with all accrued and unpaid interest due on the amounts with a note payable to a bank.

     See Note 15.


7.   Credit Facilities:

     At December 31, 1995, the Company has a $3,070,000 revolving credit facility with a bank. The credit facility has a sublimit of $700,000 for standby letters of credit to be used for bonding purposes.

     Cash draws under the revolving credit facility bear interest at the prime rate (8.5% at December 31, 1995) plus 1.5% (as of January 16, 1996, the revolving credit facility bears interest at the prime rate plus 1%). Fees for outstanding letters of credit are 1.5% per year. Principal is payable upon demand and interest is payable monthly. The revolving credit facility is collateralized by accounts receivable, inventory, furniture, fixtures, and unencumbered machinery and equipment. The Company had $250,000 and $668,969 outstanding under this credit facility at December 31, 1995 and 1994, respectively.

     The revolving credit facility contains, among others, covenants relating to maintenance of a positive consolidated cash flow, as defined, of at least $275,000; a minimum ratio of cash flow, as defined, to debt service of 1.1 to 1; maintenance of a consolidated tangible net worth of $1,685,000 at December 31, 1994 to increase in increments of $185,000 each year thereafter ($1,870,000 at December 31, 1995); and a maximum ratio of indebtedness to tangible net worth to be less than 2.25 to 1.

     Letters of credit issued under the revolving credit facility at December 31, 1995 were as follows:

                                                          Expiration
                                               Issue            Date    Amount

     Amwest Surety Insurance Company         9/11/91       12/31/96    $250,000
     Browning-Ferris Industries, Inc.        9/11/91        6/30/96      50,000
                                                                       --------

         Total letters of credit at December 31, 1995                  $300,000
                                                                       ========

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


7.   Credit Facilities, Continued:

     On December 14, 1993, KRI entered into a line of credit arrangement (the "KRI Credit Facility") for $1.85 million at a floating rate determined by a publicly announced bank rate plus 1.75%. Non-refundable commitment fees of $18,500 were paid related to this arrangement as of December 31, 1994. The outstanding balance under the KRI Credit Facility as of December 31, 1994 was $1.85 million.

     On January 11, 1995, KRI received proceeds from a financial institution in the amount of $3 million related to a financing arrangement entered into on December 3, 1993. A portion of the proceeds was used to pay off the outstanding balance under the KRI Credit Facility. The remaining proceeds were used to finance the acquisition of certain equipment and to pay down other outstanding debt as of December 31, 1994. The arrangement was to be paid in equal monthly installments over a ten year period, at an adjustable rate at the one year Treasury Note rate plus 3.5%. KRI had a monthly option to convert the adjustable rate to a fixed rate based on the weighted average of one year, three year, five year, and ten year U.S. Treasury Note rates, plus 3.5%. Non-refundable commitment fees of $10,000 were paid during 1993. Additional commitment fees paid upon the close of the loan were $20,000. The loan was collateralized by certain equipment of KRI and guaranteed by the Company. Additionally, the Company was to maintain at least $1 million of net worth during the term of the loan.

     All credit facilities are carried at amounts which approximate fair value.

     See Note 15.


8.   Capital Transactions and Convertible Redeemable Preferred
     Stock:

     On June 12, 1990, a Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock, and Common Stock Warrant Purchase Agreement (the "June 12, 1990 Purchase Agreement") was entered into by and among the Company and six investors (the "Investors").

     Under the June 12, 1990 Purchase Agreement, the Company authorized and issued 1,360,000 shares of Series A Convertible Redeemable Participating Preferred Stock (the "Series A Preferred Stock"), $.01 par value per share, to the Investors in exchange for $500,000 in cash and cancellation of $1,200,000 of previously issued Convertible Notes.

     On September 5, 1990, a Series B Convertible Participating Preferred Stock Purchase Agreement (the "Series B Preferred Stock Purchase Agreement") was entered into by and among the Company and the Investors. Under the Preferred Stock Purchase Agreement, the Company authorized and issued 370,370 shares of Series B Convertible Redeemable Participating Preferred Stock (the "Series B Preferred Stock"), $.01 par value, to the Investors at $1.35 per share subject to certain adjustments as defined in the June 12, 1990 Agreement. On March 28, 1991, the Company issued an additional 370,370 shares of Series B stock under these same terms.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


8.   Capital Transactions and Convertible Redeemable Preferred
     Stock, Continued:

     On March 4, 1994, a Series C Convertible Participating Preferred Stock Purchase Agreement (the "Series C Preferred Stock Purchase Agreement") was entered into by and among the Company and five purchasers (the "Purchasers"). Under the Series C Preferred Stock Purchase Agreement, the Company authorized and issued 740,741 shares of Series C Convertible Participating Preferred Stock, $.01 par value, to the Purchasers at $1.35 per share subject to certain adjustments as defined in the June 12, 1990 Agreement, as amended. Certain payment provisions contained in the Agreement were modified with respect to principal payment installments and timing (see Note 6).

     In connection with the Series A Preferred Stock and Preferred Stock Purchase Agreement, the Company increased the authorized shares of common stock to 4,269,630 on September 5, 1990. In connection with the March 28, 1991 Purchase Agreement, the Company increased the number of authorized shares to 4,399,260. Authorized shares were increased to 7,500,000 shares concurrent with the March 4, 1994 Purchase Agreement. Increases are made for prospective conversions of the various series of preferred stock.

     The holder of any of the Series A, Series B, and Series C Preferred Stock ("Preferred Stock") has the right, at their option, on June 8, 1996, to require the Company to redeem 100% of the Shares of Preferred Stock.

     The redemption price of the Series A, Series B and Series C Preferred Stock is $1.25, $1.35, and $1.35 per share, respectively.

     The Shares of Preferred Stock not redeemed as of June 8, 1996 will remain outstanding and will only be redeemed when additional funds of the Company are legally available for redemption.

     Each holder of Preferred Stock shall be entitled to vote on all matters of the Company and shall be entitled to voting rights equal to each common stock share assuming the Preferred Stock is converted. Dividends are payable on the Preferred Stock only upon declaration by the Company's Board of Directors, and only if dividends are declared payable on the outstanding shares of common stock.

     In the event of a qualified public offering, all outstanding shares of Preferred Stock and, at the option of the holder, all dividends declared but unpaid will be converted automatically into the number of shares of common stock to which a holder of Preferred Stock shall be entitled upon conversion as defined in the Agreement.

     In the event of any liquidation, dissolution, or winding up of the Company, the Preferred Stock Shareholders shall be entitled to be paid first out of the assets of the Company available for distribution to stockholders of the Company's capital stock of all classes in accordance with the Company's Certificate of Incorporation.

     The carrying amounts of the Series A, Series B and Series C Preferred Stock represent the original net proceeds received by the Company for each particular Preferred Stock issue These carrying amounts approximate fair value.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


8.   Capital Transactions and Convertible Redeemable Preferred
     Stock, Continued:

     In connection with the various Agreements previously described, a Stockholders' Agreement and a Repurchase Agreement were entered into by the Stockholders of the outstanding common stock of the Company, the two founders (the "Founders"), and the Investors.

     Under the Stockholders Agreement, the Company has the right of first refusal to purchase any or all shares of stock offered for sale by the Stockholders and Founders. The shares not purchased by the Company can be purchased by the Founders and Investors as defined in the Agreement.

     Under the Repurchase Agreement, any person holding or having the right to acquire an aggregate of at least 50% of the Subordinated Notes (the "Notes") and any other equity or debt security of the Company (the
     "Securities") may, after February 24, 1996, notify the Company that they intend to offer to sell to the Company any or all of the Notes and Securities. The Company is obligated to repurchase the Notes and Securities at a fair market value price as defined in the Repurchase Agreement. The Company is then obligated to offer to repurchase at the same price the Notes and Securities from any other person holding or having the right to acquire Notes and Securities.

     See Note 15 with respect to the above mentioned "Capital Transactions and Convertible Redeemable Preferred Stock" and the related provisions.



9.   Stock Options and Warrants:

     The Company has set aside 932,030 shares of common stock for issuance under a stock option plan. Common stock options can be granted to any officer, key management employee, or director of the Company. The option price of the stock is determined by the Stock Option Plan Committee. The options vest to the option holder over a three-year period and are exercisable over a period of ten years from the grant date. A summary of certain stock option information for the years ended December 31, follows:

                                                        1995                     1994                     1993
                                                            Option                     Option                   Option
                                                 Shares      Price        Shares       Price       Shares        Price

Shares granted and outstanding ............      468,199    $.50         558,521      $.50         578,521      $.50
Shares granted and outstanding ............      160,000     .75         161,500       .75

Exercisable ...............................      448,462     .50         506,388       .50         489,795       .50
Exercisable ...............................       78,750     .75          40,375       .75

Reserved for future options ...............      303,831                 212,009                   353,509



     Under the Agreement (see Note 6), the Company issued 90,000 common stock purchase warrants (the "Warrants") to the Investors, and 60,000 warrants to officers of the Company. No warrants were exercised and all warrants expired on February 27, 1994.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


9.   Stock Options and Warrants, Continued:

     As part of issuing the Series A Preferred Stock, the Company also issued 50,000 Common Stock Warrants (the "1990 Warrants") to the Investors as consideration in cancellation of the interest on the Subordinated Notes for 1990. Each warrant could be converted into one share of common stock at a price of $1.25 per share if done before June 12, 1995, subject to certain adjustments as defined in the June 12, 1990 Purchase Agreement. There were no warrants converted in 1995. There was no value assigned to these warrants in the consolidated financial statements as a market value was not determinable.

     See Note 15 with respect to the above mentioned "Stock Options and Warrants" and the related provisions.



10.  Income Taxes:

     The Company files a consolidated income tax return which includes its subsidiaries.

     The components of the Company's deferred income tax assets and deferred income tax (liabilities) consisted of the following:

                                                      1995             1994
     Deferred income tax assets:
         Allowance for doubtful accounts           $ 58,582           $ 7,385
         AMT tax credit                                                41,616
         Warranty reserve                            62,754             7,826
         Other non-deductible accruals               25,078
                                                   --------           -------

     Deferred income tax assets                    $146,414           $56,827
                                                   ========           =======

     Deferred income tax liabilities:
         Tax over book depreciation                $(67,063)          $(5,476)
                                                   ========           =======

     As of December 31, 1995 and 1994, the Company was able to demonstrate that the benefit of the deferred tax assets was fully realizable. Accordingly, the Company has not recorded a deferred tax asset valuation allowance as of these dates.

     The components of the provision for income taxes are as follows:

                                                      1995             1994

     Current income tax                            $594,800          $ 75,000
     Deferred income tax, net                       (28,000)          (51,351)
                                                   --------          --------

     Provision for income taxes                    $566,800          $ 23,649
                                                   ========          ========


     There was no provision for income taxes for the year ended December 31, 1993.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


10.  Income Taxes, Continued:

     A reconciliation of income taxes provided at the statutory rate to actual income taxes provided is as follows:

                                                                                         1995              1994             1993
     Tax at the statutory rate .............................................         $ 456,207          $ 178,281         $  47,604
     Taxes associated with minority interest ...............................            13,269             12,739             8,392
     Utilization of tax operating loss carryforwards .......................                             (190,246)          (65,778)
     State and local income taxes, net of federal income tax
         benefit ...........................................................            77,286             28,294             9,782
     Travel and entertainment ..............................................             8,741              8,536
     Officer's life insurance ..............................................            11,297                873
     Net other change in valuation allowance ...............................                              (14,828)
                                                                                     ---------          ---------         ---------
Provision for income taxes .................................................         $ 566,800          $  23,649         $    --
                                                                                     =========          =========         =========


11.  Operating Leases:

     In October 1993, the Company began leasing land and buildings from a former
     officer  of  the  Company   under  a   cancellable   lease   agreement  for
     approximately $2,400 per month.

     The Company leases its offices under an escalating lease agreement that expires on February 28, 1998. The Company pays an average rent of approximately $4,250 per month under this lease agreement. The Company also has several operating leases for a warehouse, vehicles and field equipment. Rental expense for these leases was $436,609, $320,194 and $290,643 for 1995, 1994 and 1993, respectively. Minimum future rental payments under noncancellable operating leases as of December 31, 1995 are as follows:

         1996                                 $395,881
         1997                                  317,734
         1998                                  109,382
         1999                                   10,208
         2000                                    8,284

     Total rental expense amounted to $1,851,928, $1,366,861 and $977,581 for the years ended December 31, 1995, 1994 and 1993, respectively.



12.  Medical Insurance Coverage:

     On February 1, 1992, the Company entered into a stop-loss insurance agreement for medical claims arising under their health and welfare benefit plan. Under this agreement placed with an insurance carrier, the Company's maximum liability on individual medical claims was $25,000 as of December 31, 1994. Effective February 1, 1995, the maximum liability on individual medical claims was changed to $20,000.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


12.  Medical Insurance Coverage, Continued:

     The maximum liability for all medical claims was approximately $155,000 and $168,000 at December 31, 1995 and 1994, respectively. Total claims paid by the Company were approximately $110,000, $91,000 and $100,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     If the Company decides to cancel this plan, additional premiums would be payable to the insurance carrier for a period beyond the date of cancellation.


13.  401(k) Retirement Savings Plan:

     The Company provides for a 401(k) Retirement Savings Plan (the "Plan") for all full time employees who have completed three months of service effective January 1, 1994. Effective April 1, 1995, the Plan was amended to require twelve months of service. Employees can contribute 1% to 15% of their compensation, subject to IRS limitations. The Company may make discretionary contributions based on the profitability of the Company.

     Employees vest in Company contributions as follows:

     Years of Service                 % Vested

        1                                   10%
        2                                   25%
        3                                   45%
        4                                   70%
        5                                  100%

     Accrued contributions by the Company amounted to $20,000 at December 31, 1995 and 1994.


14.  Industry Segments and Geographic Area Information:

     The Company's major operations are in Landfill Services, Landfill Products, and Landfill Energy Recovery. Landfill Services includes the installation of landfill gas and leachate control systems and provides continuing operations and maintenance services for control systems installed by the Company and others. Landfill Products manufactures and, or sells various components for landfill and industrial applications. Landfill Energy Recovery develops, owns and operates an electric generating facility fueled by landfill gas and is pursuing other commercial uses of landfill gas. All operations are prevalent throughout the United States, with additional revenues, to a lesser extent, generated in Canada and Asia.

     The Company attempts to minimize its foreign currency risks associated with foreign contracts by requiring such contracts to be paid principally in U.S. dollars.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


14.  Industry Segments and Geographic Area Information,
     Continued:

     Revenues, income from operations after interest expense, identifiable assets, capital expenditures and depreciation and amortization pertaining to the major operations are presented below for the years ended December 31,:

                                                                                         1995            1994              1993
Total revenues:
    Landfill Services ...........................................................    $ 11,475,315     $ 10,513,100     $  7,331,534
    Landfill Products ...........................................................       5,701,571        4,141,701        2,485,168
    Landfill Energy Recovery ....................................................       1,628,604
    Intercompany eliminations ...................................................      (1,286,807)      (1,541,281)        (591,310)
                                                                                     ------------     ------------     ------------
                                                                                     $ 17,518,683     $ 13,113,520     $  9,225,392
Income from operations after interest expense:
    Landfill Services ...........................................................    $  1,360,135     $    656,458     $    370,344
    Landfill Products ...........................................................         422,753          366,546          246,795
    Landfill Energy Recovery ....................................................         245,524
                                                                                     ------------     ------------     ------------
                                                                                     $  2,028,412     $  1,023,004     $    617,139
                                                                                     ============     ============     ============

    Included in income from operations  after interest  expense is interest expense as follows:
         Landfill Services ......................................................    $     24,440     $     62,095     $      2,151
         Landfill Products ......................................................           4,979              692            2,163
         Landfill Energy Recovery ...............................................         276,413
                                                                                     ------------     ------------     ------------
                                                                                     $    305,832     $     62,787     $      4,314
                                                                                     ============     ============     ============

Identifiable assets:
    Landfill Services ...........................................................    $  5,750,648     $  5,420,954     $  4,067,304
    Landfill Products ...........................................................       1,814,900        1,663,931          827,104
    Landfill Energy Recovery ....................................................       4,415,327        2,252,052           90,000
    Intercompany eliminations ...................................................         (19,000)         (19,000)         (19,000)
                                                                                     ------------     ------------     ------------
                                                                                     $ 11,961,875     $  9,317,937     $  4,965,408
                                                                                     ============     ============     ============
Capital expenditures:
    Landfill Services ...........................................................    $    602,433     $    355,858     $    143,083
    Landfill Products ...........................................................         199,589           65,871           19,826
    Landfill Energy Recovery ....................................................       1,472,644        3,162,619           87,253
                                                                                     ------------     ------------     ------------
                                                                                     $  2,274,666     $  3,584,348     $    250,162
                                                                                     ============     ============     ============

Depreciation and amortization:
    Landfill Services ...........................................................    $    358,550     $    338,057     $    292,325
    Landfill Products ...........................................................         162,233          129,766          130,853
    Landfill Energy Recovery ....................................................         294,294
                                                                                     ------------     ------------     ------------
                                                                                     $    815,077     $    467,823     $    423,178
                                                                                     ============     ============     ============

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


14.  Industry Segments and Geographic Area Information,
     Continued:

     The differences of income from operations after interest expense, identifiable assets, capital expenditures and depreciation and amortization from the consolidated financial statements are due to the exclusion of the general office subsidiary of the Company. This subsidiary performs the general and administrative services for the Company and is not a revenue producing subsidiary.

     Also, see Note 3 for discussion of various effects caused by severe, adverse weather conditions on the Company's financial position, revenues and net income for the years ended December 31, 1994 and 1993, respectively.


15.  Subsequent Events:

     On April 5, 1996, KRI received proceeds from a bank in the amount of $4,850,000. The proceeds were used to pay off the outstanding balance under the January 11, 1995 KRI credit facility and to fund the construction of the Phase II expansion of the KRI electric generating facility. The new credit facility has a 10 year term, bearing interest at 7.99% for three years, thereafter converting to an adjustable rate based on a constant maturity of three year Treasury Securities, plus 3%.
     (See Notes 6 and 7.)

     Effective February 29, 1996, the Company and certain stockholders of the Company (the "Sellers") entered into a Stock Purchase Agreement (the "transaction") with EMCON (the "Buyer"), a public registrant and a California Corporation and international consulting firm providing services in environmental engineering, waste management, air and water quality management and construction. The Company and certain stockholders sold all shares and/or options held for an aggregate gross purchase price of approximately $15,750,000 (net proceeds amounted to approximately $14,906,000, including a financial advisor fee of $623,165 (including expenses of approximately $23,000) paid to Raymond James & Associates, Inc., which had a representative serving on the Company's Board of Directors). Amounts were paid to the Company and the stockholders in the form of cash and the issuance of convertible notes payable that can be exchanged for EMCON stock or Company stock in the event of a public offering of the Company. The convertible notes provide for annual interest at 8% and mature March 1, 2001 and include provisions for early repayment. Included in the purchase price was $180,000 in which EMCON agreed to pay for the Company's buyout of the minority interests in certain of the Company's subsidiaries. The acquisition will be accounted for under the purchase method of accounting by EMCON, and the Company will continue to account for its financial position, results of operations and cash flows on a historical basis. All purchase adjustments related to this transaction are to be reflected in the Buyer's consolidated financial statements.

ORGANIC WASTE TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued


15.  Subsequent Events, Continued:

     The following provides the unaudited pro forma capital accounts of the Company as of December 31, 1995, assuming that the transaction between the Sellers and the Buyer had occurred on December 31, 1995:

     Common stock, pro forma (unaudited), no par value,
          at stated value; 7,500,000 shares authorized,
          3,008,481 shares issued and outstanding               $   30,085
     Paid-in capital, pro forma (unaudited)                      3,524,263
     Retained earnings, pro forma (unaudited)                      548,468
                                                                 ----------
                                                                $4,102,816
                                                                 ==========